Exhibit 99.1

Regional Management Corp. Increases Availability of Senior Revolving

Credit Facility to $500 Million

Greenville, South Carolina – May 14, 2013 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, announced today that it received an increase in the availability of its senior revolving credit facility to $500 million from its previous amount of $325 million, with a maturity date of May 2016. The accordion feature of the credit facility was also increased from $75 million to $100 million.

“Today’s $175 million increase of our senior revolving credit facility’s upper limit is further evidence of our company’s fiscal responsibility and strength,” said Thomas Fortin, Chief Executive Officer of Regional Management Corp. “We intend to use the additional monies from the facility to fund product, channel and de novo growth strategies, as well as any value-added acquisition opportunities that may arise.”

Borrowings under the facility bear interest, payable monthly, at rates equal to LIBOR of a maturity the company elects between one month and six months, with a LIBOR floor of 1.00%, plus an applicable margin (which was 3.00% as of March 31, 2013) based on its leverage ratio. Alternatively, the company may pay interest at a rate based on the prime rate plus an applicable margin (which was 2.00% as of March 31, 2013). The company also pays an unused line fee of 50 basis points per annum, which declines to 37.5 basis points at certain usage levels, payable monthly. The senior revolving credit facility is collateralized by certain of the company’s assets, including substantially all of its finance receivables and equity interests of substantially all of its subsidiaries. The credit agreement contains certain restrictive covenants, including maintenance of specified interest coverage and debt ratios, restrictions on distributions and limitations on other indebtedness, maintenance of a minimum allowance for loan losses and certain other restrictions.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent Regional Management’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to, those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets; and general changes in the economy (particularly in the markets served by Regional Management). Such factors are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management Corp. will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has expanded its branch network to 232 locations with over 244,000 active accounts across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia as of March 31, 2013. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Media Relations

Kim Paone, (646) 277-1216